Exhibit 99.1

MoSys Announces Revised Operating Plan

SANTA CLARA, Calif., April 12, 2017 (GLOBE NEWSWIRE) -- MoSys, Inc. (NASDAQ:MOSY) today announced a revision of its operating plan to concentrate resources on the production and sale of its existing products, while significantly limiting new product development and research and development activities. Under the plan, the Company will implement a reduction in workforce of up to 35 positions, or approximately 60% of total headcount. This headcount reduction will be substantially completed in the second quarter of 2017 and take place across all geographic locations. This reduction is intended to lower operating expenses, realign resources and conserve cash.

Additionally, the Company announced that, in the second half of 2016, its board of directors engaged an investment bank to act as its strategic financial advisor, and initiated a process to explore and review a range of strategic alternatives focused on maximizing stockholder value. During this process, the Company’s management and its financial advisor met with many companies, but did not receive any proposals that the board of directors considered to be in the best interests of the Company’s stockholders.

Len Perham, MoSys’ president and CEO commented, “We have been working closely with our financial advisor to explore various strategic alternatives for the Company and its shareholders. Unfortunately, that effort has been unsuccessful. As a result, we have revised our operating plan to streamline operations and effect a significant reduction in our workforce. This reduction was a difficult, but yet a necessary step, to reduce cash burn and focus resources on supporting existing products and customers. I would like to personally express my appreciation for the many contributions of our colleagues affected by this decision. Although MoSys will be a smaller company, we remain committed to supporting our base of design win customers and identifying new customer opportunities.”

As a result of the headcount reductions, the Company expects to incur approximately $0.6 million of charges for severance benefits and other one-time headcount termination costs. The Company expects that substantially all of these charges will be recognized and paid in the second quarter 2017. The Company expects to realize approximately $6.0 million of savings for personnel costs (salaries and benefits) on an annual basis from the headcount reductions.

Forward-Looking Statements
This press release may contain “forward-looking statements” about the Company, including, without limitation, the timing of expenditures related to the workforce reduction and anticipated cost savings. Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, the timing of planned expense reductions, the timing of customer orders and product shipments, our ability to enhance our existing proprietary technologies and develop new technologies, achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers, difficulties and delays in the development, production, testing and marketing of our ICs, reliance on our manufacturing partners to assist successfully with the fabrication of our ICs, availability of quantities of ICs supplied by our manufacturing partners at a competitive cost, level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, vigor and growth of markets served by our customers and our operations, and other risks identified in MoSys’ most recent report on form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.
MoSys, Inc. (NASDAQ:MOSY) is a fabless semiconductor company enabling leading equipment manufacturers of Cloud, networking, communications, and data center systems to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine®, Programmable Search Engine, and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip® Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine, GigaChip, and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. IC Spotlight, LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

Contact:
Jim Sullivan, CFO
MoSys, Inc.
+1 (408) 418-7500
jsullivan@mosys.com